UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _)*

Jacksonville Bancorp, Inc (JAXB)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

469249205
(CUSIP Number)

August 13, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP: 469249205	Page 2 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	189,875 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	49,010 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		189,875 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.91%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 38,592 shares of common stock held by Financial Opportunity Fund LLC, and 5,016 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 56,976 shares held by Bridge Equities III LLC, 14,244 shares held by Bridge Equities VIII LLC, 23,740 shares held by Bridge Equities IX LLC, 45,905 shares held by Bridge Equities X LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 5,402 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

(2)	Consists of 38,592 shares of common stock held by Financial Opportunity Fund LLC, and 5,016 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 5,402 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP: 469249205	Page 3 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	38,592 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	38,592 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		38,592 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.20%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 38,592 shares of common stock held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member.

CUSIP: 469249205	Page 4 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	5,016 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	5,016 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		5,016 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.16%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 5,016 Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member.

CUSIP: 469249205	Page 5 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	189,875 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	49,010 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		189,875 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.91%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 38,592 shares of common stock held by Financial Opportunity Fund LLC, and 5,016 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 56,976 shares held by Bridge Equities III LLC, 14,244 shares held by Bridge Equities VIII LLC, 23,740 shares held by Bridge Equities IX LLC, 45,905 shares held by Bridge Equities X LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 5,402 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

(2)	Consists of 38,592 shares of common stock held by Financial Opportunity Fund LLC, and 5,016 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 5,402 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP: 469249205	Page 6 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	56,976 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	56,976 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		56,976 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.77%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 56,976 shares of common stock.

CUSIP: 469249205	Page 7 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	14,244 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	14,244 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		14,244 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.44%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 14,244 shares of common stock.

CUSIP: 469249205	Page 8 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	23,740 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	23,740 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		23,740 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.74%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 23,740 shares of common stock.

CUSIP: 469249205	Page 9 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	45,905 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	45,905 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		45,905 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.43%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 45,905 shares of common stock.

CUSIP: 469249205	Page 10 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	140,865 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	140,865 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		140,865 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.38%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 56,976 shares held by Bridge Equities III LLC, 14,244 shares held by Bridge Equities VIII LLC, 23,740 shares held by Bridge Equities IX LLC, 45,905 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member.

CUSIP: 469249205	Page 11 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	140,865 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	140,865 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		140,865 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.38%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 56,976 shares held by Bridge Equities III LLC, 14,244 shares held by Bridge Equities VIII LLC, 23,740 shares held by Bridge Equities IX LLC, 45,905 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC.

CUSIP: 469249205	Page 12 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	140,865 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	140,865 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		140,865 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.38%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 56,976 shares held by Bridge Equities III LLC, 14,244 shares held by Bridge Equities VIII LLC, 23,740 shares held by Bridge Equities IX LLC, 45,905 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC.

CUSIP: 469249205	Page 13 of 20

Item 1(a).	Name of Issuer:

Jacksonville Bancorp, Inc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

100 North Laura Street, Suite 1000 Jacksonville, FL 32202

Item 2(a).	Name of Person Filing:

FJ Capital Management, LLC

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd. STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., Ste 306
McLean, VA 22101

Martin S. Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

CUSIP: 469249205	Page 14 of 20

Item 2(c).	Citizenship:

FJ Capital Management LLC, Financial Opportunity LLC, Financial Opportunity Long/Short Fund, Bridge Equities III LLC, Bridge Equities VIII LLC, Bridge Equities IX LLC, Bridge Equities X, SunBridge Manager LLC, SunBridge Holdings LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

469249205

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Ownership information is provided as of:

(a) Amount beneficially owned:

FJ Capital Management LLC – 189,875 shares
Financial Opportunity Fund LLC – 38,592 shares
Financial Opportunity Long/Short Fund LLC – 5,016 shares
Martin S. Friedman – 189,875 shares
Bridge Equities III LLC – 56,976 shares
Bridge Equities VIII LLC – 14,244 shares
Bridge Equities IX – 23,740 shares
Bridge Equities X – 45,905 shares
SunBridge Manager LLC – 140,865 shares
SunBridge Holdings LLC -  140,865 shares
Realty Investment Company Inc – 140,865 shares

CUSIP: 469249205	Page 15 of 20

(b)	Percent of class:

FJ Capital Management LLC – 5.91%
Financial Opportunity Fund LLC – 1.20%
Financial Opportunity Long/Short Fund LLC – 0.16%
Martin S. Friedman – 5.91%
Bridge Equities III LLC -1.77%
Bridge Equities VIII LLC – 0.44%
Bridge Equities IX LLC – 0.74%
Bridge Equities X LLC – 1.43%
SunBridge Manager LLC – 4.38%
SunBridge Holdings LLC – 4.38%
Realty Investment Company Inc - 4.38%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

All Reporting Persons – 0

	(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 189,875 shares
Financial Opportunity Fund LLC – 38,592 shares
Financial Opportunity Long/Short Fund LLC – 5,016 shares
Martin S. Friedman – 189,875 shares
Bridge Equities III LLC – 56,976 shares
Bridge Equities VIII LLC – 14,244 shares
Bridge Equities IX – 23,740 shares
Bridge Equities X – 45,905 shares
SunBridge Manager LLC – 140,865 shares
SunBridge Holdings LLC -  140,865 shares
Realty Investment Company Inc – 140,865 shares

	(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

	(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 49,010 shares
Financial Opportunity Fund LLC – 38,592 shares
Financial Opportunity Long/Short Fund LLC – 5,016 shares
Martin S. Friedman – 49,010 shares
Bridge Equities III LLC – 56,976 shares
Bridge Equities VIII LLC – 14,244 shares
Bridge Equities IX – 23,740 shares
Bridge Equities X -  45,905 shares
SunBridge Manager LLC – 140,865 shares
SunBridge Holdings LLC -  140,865 shares
Realty Investment Company Inc – 140,865 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

CUSIP: 469249205	Page 16 of 20

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP: 469249205	Page 17 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 08/21/2015

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management LLC, its Managing Member

By: /s/ Martin Friedman

Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/ Martin Friedman

Name: Martin S. Friedman
Title: Managing Member

/s/ Martin Friedman

MARTIN S. FRIEDMAN

CUSIP: 469249205	Page 18 of 20

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

CUSIP: 469249205	Page 19 of 20

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Jacksonville Bancorp, Inc. shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC

By: FJ Capital Management, LLC

By: /s/ ______________________

Name: Martin S. Friedman

Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/ ______________________

Name: Martin S. Friedman

Title: Managing Member

/s/ ______________________

MARTIN S. FRIEDMAN

CUSIP: 469249205	Page 20 of 20